United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Tredegar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Company)

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1100 Boulders Parkway   │     Richmond, Virginia 23225

Annual Meeting of Shareholders

March 31, 2017

To Our Shareholders:

We invite you to attend the Annual Meeting of Shareholders to be held at Lewis Ginter Botanical Garden, 1800 Lakeside Avenue, Richmond, Virginia, 23228, on Wednesday, May 17, 2017, at 9:00 a.m., Eastern Daylight Time.  A formal notice of the meeting, a proxy statement and a proxy card are enclosed.  You are being asked to consider and act upon each of the following items:

1.	To elect the six directors identified in the enclosed proxy statement;

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2017; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

There are four ways for you to exercise your vote.  You may vote by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided.  You also have the option of voting your shares by telephone or via the Internet.  Finally, you may vote in person at the meeting, even if you return the proxy.

On behalf of our Board of Directors, management and employees of Tredegar Corporation, I thank you for your continued support and confidence in our company.

Sincerely yours,

William M. Gottwald
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Wednesday, May 17, 2017, at 9:00 a.m., Eastern Daylight Time

PLACE:	Lewis Ginter Botanical Garden 1800 Lakeside Avenue Richmond, Virginia 23228

ITEMS OF BUSINESS:
1.     To elect the six directors identified in the proxy statement;

2.     To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.     To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

WHO MAY VOTE:	You may vote if you were a shareholder of record on March 17, 2017.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to shareholders on or about March 31, 2017.

By Order of the Board of Directors

Michael J. Schewel
Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS
TREDEGAR CORPORATION

To be held on May 17, 2017

Approximate date of mailing ‒ March 31, 2017

VOTING INFORMATION

The Board of Directors (Board) of Tredegar Corporation, a Virginia corporation (Tredegar, the Company, we, our or us), is soliciting your proxy for the annual meeting of shareholders to be held on Wednesday, May 17, 2017 (the annual meeting or the 2017 annual meeting).  This proxy statement and the enclosed proxy card contain information about the items you will be voting on at the annual meeting.

Who may vote?

You may vote if you owned shares of Tredegar common stock on March 17, 2017, the date our Board established for determining shareholders entitled to vote at the annual meeting.  On that date, there were 33,043,001 outstanding shares of Tredegar common stock.  You are entitled to one vote for each share of Tredegar common stock you own.

What are the proposals shareholders will be voting on at the annual meeting?

You will be voting on the following:

1.	the election of the six directors identified in this proxy statement to serve until the 2018 annual meeting of shareholders and until their successors are elected and qualified;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP (or PwC) as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	the transaction of any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

How do I vote my shares?

You may vote your shares as follows:

•	If your shares of Tredegar common stock are registered directly in your name with Computershare:

•	You may vote in person at the annual meeting by requesting a ballot at the annual meeting.

•	You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided.

•	You may vote by telephone by calling toll-free 1-800-652-VOTE (8683) and following the instructions. Please have your control number located on the enclosed proxy card available when you call.

•
You may vote via the Internet by accessing the web page www.investorvote.com/TG and following the on-screen instructions.  Please have your control number located on the enclosed proxy card available when you access the web page.

•
If your shares of Tredegar common stock are held in street name with a brokerage firm, you may vote by completing, signing and returning the voting instruction form provided by your broker.  You may also be able to vote by telephone or via the Internet if your broker makes these methods available.  Please see the voting instruction form provided by your broker.

•	Even if you plan to attend the annual meeting, we encourage you to vote your shares by proxy by one of the methods described above.

What constitutes a quorum for the annual meeting?

A quorum is a majority of the outstanding shares of Tredegar common stock, present in person or represented by proxy at the annual meeting.  Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter at the annual meeting are included in determining the number of shares present.  Shares held of record by a broker or its nominee that are not voted on any matter at the annual meeting will not be included in determining whether a quorum is present.  A quorum is necessary to conduct business at the annual meeting.

Will my shares be voted if I do not return my proxy?

If you are a Tredegar shareholder whose stock is registered directly in your name with Computershare, our transfer agent, and you do not provide your signed proxy or attend the annual meeting in person, your shares will not be represented at the meeting, will not count toward the quorum requirement and will not be voted.

If you are a Tredegar shareholder whose stock is held in street name with a brokerage firm, your broker may or may not vote your shares in its discretion if you have not provided voting instructions to the broker.  Whether the broker may vote your shares depends on the proposals before the meeting.  Under the rules of the New York Stock Exchange (or the NYSE), your broker may vote your shares in its discretion on “routine matters.”  The ratification of the appointment of the independent registered public accounting firm (Proposal 2) is a routine matter on which brokers are permitted to vote on behalf of their clients if their clients do not furnish voting instructions with respect to this matter.

The rules of the NYSE, however, do not permit your broker to vote your shares on proposals that are not considered “routine.”  When a proposal is not a routine matter and your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal.  This is called a “broker non-vote.”  Under the rules of the NYSE, the election of directors (Proposal 1) is considered a non-routine matter.  To avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your broker.

Can I change or revoke my vote?

You may change or revoke your proxy at any time before it is voted at the annual meeting.  You can change or revoke your proxy by (1) voting in person at the annual meeting, (2) delivering another later-dated proxy or (3) notifying Tredegar’s Corporate Secretary in writing that you want to change or revoke your proxy.  Attendance at the annual meeting will not by itself revoke a proxy.  If your shares of Tredegar common stock are held in street name with a brokerage firm, you should follow the instructions provided by your broker to revoke or change your voting instructions.

What happens if I do not specify a choice when returning a proxy?

All signed proxies that have not been revoked will be voted at the annual meeting.  If your proxy contains any specific voting instructions, they will be followed.  However, if you sign and return your proxy without providing specific voting instructions, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections.  If no specific instruction is given or selection made, it is intended that all proxies signed and returned will be voted in the manner recommended by our Board as disclosed in this proxy statement.  As to any other business that may properly come before the annual meeting, the individuals designated on the proxy card will vote the shares of Tredegar common stock represented by the proxy card in the manner as our Board may recommend or otherwise in the proxyholders’ discretion.

Who pays for the solicitation of proxies?

We will pay the cost of soliciting proxies and may use employees to solicit proxies by mail, in person or by telephone.  We have engaged Alliance Advisors, LLC (or Alliance) to solicit proxies from brokers, nominees, fiduciaries and other custodians.  We will pay Alliance $5,000 for its services and will reimburse Alliance for its out‑of‑pocket expenses, including mailing, copying, phone calls, faxes and other matters, and will indemnify Alliance against any losses arising out of that firm’s proxy soliciting services on our behalf.

How do I communicate with the Board of Directors?

Shareholders can communicate in writing to our Board, any Board Committee or any individual director by either mailing communications c/o Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia, 23225, Attention: Corporate Secretary, or by sending an e-mail to the following address:  directors@tredegar.com.  We will forward communications to the intended recipient(s), although we screen mail for security purposes.

Where can I find Tredegar’s corporate governance materials?

Our Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Executive Compensation Committee and Nominating and Governance Committee are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into other filings we make with the Securities and Exchange Commission (or SEC).

How may I obtain Tredegar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and other financial information?

Unless you have given specific instructions that you prefer to receive your materials electronically, we have enclosed a copy of our 2016 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (2016 Form 10-K).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2017

The proxy statement and the 2016 Annual Report are available at www.tredegar.com under “Investors.”

Shareholders may request additional copies of the 2016 Form 10-K (including the financial statements and financial statement schedules), without charge, from our Investor Relations Department at Tredegar Corporation, 1100 Boulders Parkway, Richmond, Virginia 23225, invest@tredegar.com, 1-855-330-1001.  We will deliver a list of exhibits to the 2016 Form 10-K, showing the cost of each, with the copy of the 2016 Form 10-K.  We will provide any of the exhibits upon payment of the charge noted on the list.  Exhibits to the 2016 Form 10-K are also available on the SEC’s website at www.sec.gov.

PROPOSAL 1:
ELECTION OF DIRECTORS

At the 2016 annual meeting of shareholders, shareholders approved an amendment to our Articles of Incorporation to eliminate the classified structure of our Board.  We are in our second year of eliminating the classified structure of our Board.  The six directors elected at the 2017 annual meeting will serve for a one-year term expiring at the 2018 annual meeting of shareholders.  Beginning with the 2018 annual meeting, all directors will be elected for one-year terms expiring at the next succeeding annual meeting of shareholders.

The terms of Messrs. John D. Gottwald, George A. Newbill, Kenneth R. Newsome, Gregory A. Pratt, Thomas G. Snead, Jr., John M. Steitz, and Carl E. Tack, III, will expire at the 2017 annual meeting.  Upon the recommendation of the Nominating and Governance Committee, the Board has nominated and recommended Messrs. John D. Gottwald, Kenneth R. Newsome, Gregory A. Pratt, Thomas G. Snead, Jr., John M. Steitz, and Carl E. Tack, III, for election at the 2017 annual meeting to serve for a one-year term expiring at the 2018 annual meeting.  As previously announced, Mr. Newbill will retire from Tredegar’s Board upon the expiration of his current term at the 2017 annual meeting.  At its February meeting, the Board took action to reduce the size of the Board from nine to eight directors, effective immediately following the annual meeting, to remove the vacancy created by the departure of Mr. Newbill.  Proxies cannot be voted for a greater number of directors than the number of nominees named.

Each nominee has agreed to serve if elected.  If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board.  Proxies will be voted for the nominees (or if not able to serve, such substitutes as may be designated by the Board).  The Board has no reason to believe that any of the nominees will be unable to serve.

Vote Required and Board Recommendation

Directors will be elected by a majority of the votes cast.  A majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” that nominee.  Abstentions and broker non-votes will have no effect on the outcome.

Any director who receives a greater number of votes “AGAINST” his election than votes “FOR” such election will promptly tender his resignation to the Board in accordance with Tredegar’s Governance Guidelines.  The Nominating and Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation.  The full Board will consider all factors it deems relevant to the best interests of Tredegar, make a determination and publicly disclose its decision and, if such resignation is rejected, the rationale behind the decision, within 90 days after certification of the election results.

Our Board recommends that you vote “FOR” each of the nominees.

TREDEGAR’S BOARD OF DIRECTORS

Following is certain biographical and professional information, including information regarding each director’s or nominee’s specific experience, qualifications, attributes or skills that led to the conclusion that the individual should serve as a Tredegar director, concerning the nominees as well as the directors whose terms of office will continue after the annual meeting:

Nominees for Election at the 2017 Annual Meeting for Terms Expiring at the 2018 Annual Meeting

John D. Gottwald; age 62; director since 1989; President and Chief Executive Officer of Tredegar since August 18, 2015; having served previously as Interim President and Chief Executive Officer of Tredegar from June 26, 2015 until August 17, 2015, and as President and Chief Executive Officer of Tredegar from March 1, 2006 until January 31, 2010, and as Chairman of the Board of Tredegar from September, 2001 until May, 2006.  The Board has concluded that Mr. Gottwald should serve as a director based on his significant knowledge and understanding of Tredegar and its businesses and his significant experience and expertise in the leadership of global manufacturing companies.

Kenneth R. Newsome; age 57; director since 2014; President and Chief Executive Officer of Markel Food Group, a food processing and manufacturing company, since February, 2014, having served previously as President and Chief Executive Officer of AMF Bakery Systems, Inc., a leading manufacturer of high speed industrial baking equipment, since 1996.  The Board has concluded that Mr. Newsome should serve as a director based on his manufacturing expertise and significant leadership and management skills acquired as the chief executive of a global manufacturing company.

Gregory A. Pratt; age 68; director since 2014; Chairman of the Board of Carpenter Technology Corporation (Carpenter), a manufacturer and distributor of cast/wrought and powder metal stainless steels and specialty alloys, since November, 2009, having served previously as Executive Chairman of Carpenter from July, 2015 until November, 2015, Executive Chairman, Chief Executive Officer and President of Carpenter from November, 2014 until June, 2015, and Chairman, Chief Executive Officer and President of Carpenter from September, 2009 to July, 2010.  Mr. Pratt has served as Capital Area Chapter Chairman of the National Association of Corporate Directors, a non-profit organization focused on improving boardroom governance, since 2007.  Other directorship:  Carpenter.  The Board has concluded that Mr. Pratt should serve as a director based on his financial and manufacturing expertise and leadership and management skills acquired as the chief executive of a large public company, and based on his corporate governance expertise.

Thomas G. Snead, Jr.; age 63; director since 2013; Retired, having served previously as President of Wellpoint, Inc., Southeast Region (now Anthem, Inc.), a managed care and health insurance company, from December, 2004 until his retirement in January, 2006.  Other directorship:  Xenith Bankshares, Inc., a holding company for a Virginia banking corporation.  The Board has concluded that Mr. Snead should serve as a director based on his significant executive, financial and operations experience at a complex and highly regulated public company.  His extensive background in corporate strategy, finance, accounting and operations allows Mr. Snead to provide valuable insight.  In addition, he brings public company board experience gained from his service on other public company boards.

John M. Steitz; age 58; director since 2017; President and Chief Executive Officer of Addivant Corporation, a leading global supplier of antioxidants, intermediates, inhibitors, modifiers, UV stabilizers and other additives to the plastic and rubber industries, since March, 2015, having served previously as President and Chief Operating Officer of PQ Corporation, a leading worldwide producer of specialty inorganic performance chemicals and catalysts, from October, 2013 until March, 2015, as President and Chief Executive Officer of Avantor Performance Materials, a global supplier of ultra-high-purity life sciences materials with strict regulatory and performance specifications, from September, 2012 until September, 2013, as President and Chief Operating Officer of Albemarle Corporation, a specialty chemicals company (Albemarle), from March, 2012 until August, 2012, and as Chief Operating Officer and Executive Vice President of Albemarle from April, 2007 until August, 2012.  Other directorships:  Innophos Holdings, Inc., a producer of specialty grade phosphate products for the food, pharmaceutical and industrial market segments.  The Board has concluded that Mr. Steitz should serve as a director based on his extensive operational background in the chemical industry and broad global commercial experience.  In addition, Mr. Steitz brings public company experience from both a senior management and board member perspective.

Carl E. Tack, III; age: 61; director since 2014; Clinical Professor of Finance, Mason School of Business, College of William and Mary, since August, 2015, having served previously as Adjunct Professor at the Mason School of Business and Marshall-Wythe School of Law, College of William and Mary, from July, 2013 until August, 2015, as Managing Partner, Delta Partners Group, from December, 2010 until May, 2012, Lecturer (Finance) at Imperial College London from January, 2010 until May, 2010, Executive in Residence, London Business School, from January, 2010 until June, 2011, and Managing Director, Deutsche Bank, from June, 1996 until April, 2009.  The Board has concluded that Mr. Tack should serve as a director based on his significant corporate finance and corporate strategy expertise acquired through his 25 years of experience as an investment banker and consultant working with companies engaged in a variety of industries and global markets.

Directors Whose Terms Expire at the 2018 Annual Meeting

George C. Freeman, III; age 53; director since 2011; Chief Executive Officer of Universal Corporation, an international leaf tobacco merchant (Universal), since April, 2008, Chairman of Universal since August, 2008, and President of Universal since December, 2006.  Other directorship:  Universal.  The Board has concluded that Mr. Freeman should serve as a director based on his strong executive management and leadership skills, his financial expertise and his extensive knowledge of international business, risk oversight and corporate governance.

William M. Gottwald; age 69; director since 1997; Chairman of the Board of Tredegar, having served previously as Vice Chairman of Tredegar from April, 2004 until June, 2015 and as Chairman of the Board of Directors of Albemarle, from 2001 until 2008.  The Board has concluded that Mr. Gottwald should serve as a director based on his significant experience and expertise in the leadership of global manufacturing companies.

On the recommendation of the Nominating and Governance Committee, our Board has affirmatively determined that the following directors and nominees are independent, as that term is defined under the general independence standards of the NYSE listing standards and our Governance Guidelines:  George C. Freeman, III, Kenneth R. Newsome, Gregory A. Pratt, Thomas G. Snead, Jr., John M. Steitz and Carl E. Tack, III.

Our Board has adopted, as part of our Governance Guidelines, categorical standards to assist it in making these independence determinations.  All of the directors and the nominees identified as “independent” in this proxy statement meet these categorical standards, which are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

BOARD MEETINGS, MEETINGS OF NON-MANAGEMENT DIRECTORS
AND BOARD COMMITTEES

Our Board held six meetings in 2016.  Each director who served as a director during 2016 attended 100% of the total number of Board meetings and the total number of meetings of all committees of the Board on which the director then served.  The committees of the Board were the Audit Committee, the Executive Compensation Committee and the Nominating and Governance Committee.

The non-management directors of our Board meet regularly in private session.  The Chairman of the Board chairs the meetings of non-management directors.  During these meetings, the Chairman of the Board has the power to lead the meeting and set the agenda, but all non-management directors are encouraged to and do suggest topics for discussion and identify materials and other information for review.  The independent directors of our Board meet as needed, and at least annually, in private session.  The Chairman of the Nominating and Governance Committee chairs these meetings.

Shareholders and other interested persons may contact the independent directors (individually or as a group) or the Chairman (individually) in writing through one of the means described under “Voting Information ‒ How do I communicate with the Board of Directors?” on page 3 of this proxy statement.

Audit Committee

Our Audit Committee currently consists of Messrs. Thomas G. Snead, Jr. (Chairman), Gregory A. Pratt and Carl E. Tack, III.  The Audit Committee met on four occasions during 2016.  The Audit Committee operates under a written charter adopted by our Board, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  The principal functions of our Audit Committee are to review and oversee financial reporting, policies, procedures and internal controls; to retain and oversee activities of our independent registered public accounting firm; to oversee the internal audit function; to oversee legal and regulatory compliance and adherence to our Code of Conduct; to review and approve, if appropriate, related person transactions; to receive from and discuss with our independent registered public accounting firm written disclosures as to independence; to prepare the Audit Committee report for inclusion in the annual proxy statement; and to establish procedures for complaints received regarding our accounting, internal accounting controls and auditing matters.

Upon the recommendation of our Nominating and Governance Committee, our Board has determined that each member of our Audit Committee is independent of management and free of any relationships that, in the opinion of our Board, would interfere with the exercise of independent judgment and is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended (or the Exchange Act) and rules thereunder, as incorporated into the listing standards of the NYSE, and in accordance with the Audit Committee Charter and our Governance Guidelines.

Our Board has determined that Messrs. Gregory A. Pratt and Thomas G. Snead, Jr., are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  Our Board has further determined that each of the members of our Audit Committee is financially literate and that, as required by the NYSE listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Our Audit Committee has adopted written procedures for pre-approving certain audit and permissible non-audit services provided by our independent registered public accounting firm.  These procedures include reviewing a budget for audit and permissible non-audit services.  The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted.  Audit Committee approval is required to exceed the budget amount for a particular category of audit and permissible non-audit services and to engage the independent registered public accounting firm for any audit and permissible non-audit services not included in the budget.  For both types of pre-approval, our Audit Committee considers whether such services are consistent with the SEC rules on auditor independence.  Our Audit Committee may delegate pre-approval authority to the Chairman of our Audit Committee.  Our Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by our Audit Committee.

Executive Compensation Committee

Our Executive Compensation Committee currently consists of Messrs. George A. Newbill (Chairman), George C. Freeman, III, Kenneth R. Newsome and Thomas G. Snead, Jr.  The Executive Compensation Committee met on three occasions during 2016.  The Executive Compensation Committee operates under a written charter adopted by our Board, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  The principal functions of our Executive Compensation Committee are to approve corporate goals and objectives relevant to Chief Executive Officer compensation and evaluate our Chief Executive Officer’s performance in light of those goals and objectives; to determine and approve Chief Executive Officer compensation, including base salary and incentive awards; to approve the salaries and incentive awards of executive officers; to grant awards under our equity incentive plans; to review compensation programs to confirm they do not encourage unnecessary risk-taking; to retain compensation consultants, legal counsel and any other advisors to the Committee; to review and recommend for approval by the Board our approach with respect to the advisory vote on executive compensation (say-on-pay) and how frequently we should permit shareholders to have a say-on-pay; to review and discuss with our management the Compensation Discussion and Analysis and based on such review and discussion, determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the annual proxy statement; and to prepare the Executive Compensation Committee report for inclusion in the annual proxy statement.

All of the members of our Executive Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code), and “independent directors” (within the meaning of the current NYSE listing standards and our Governance Guidelines).

Executive Compensation Committee Interlocks and Insider Participation

No member of our Executive Compensation Committee was at any time an officer or employee of Tredegar.  None of our executive officers serves as a director or member of a compensation committee (or other committee of a board performing equivalent functions) of another entity where an executive officer of such entity served as a director of Tredegar or on our Board’s Executive Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Messrs. Gregory A. Pratt (Chairman), George C. Freeman, III, and Carl E. Tack, III.  The Nominating and Governance Committee met on four occasions during 2016.  The Nominating and Governance Committee operates under a written charter adopted by our Board, which is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”  The principal functions of our Nominating and Governance Committee are to review the size and composition of our Board; to ensure a balance of appropriate skills and characteristics on our Board; to develop criteria for director nominees; to recruit new directors, to consider director nominees recommended by shareholders and others and to recommend nominees for election as directors, all in accordance with the director selection criteria; to approve compensation of directors, including the compensation of our Chairman and any Vice Chairman (except for a director who is also our Chief Executive Officer, whose compensation is determined solely by our Executive Compensation Committee); to review our Code of Conduct, Governance Guidelines and other governance matters, and to ensure policies are properly communicated and consistently enforced; to make recommendations regarding composition of our Board committees; and to recommend actions to increase our Board’s effectiveness.

All members of our Nominating and Governance Committee are independent, as defined under the general independence standards of the NYSE listing standards and our Governance Guidelines.

CORPORATE GOVERNANCE

Board of Directors

Our Board is currently composed of nine directors, seven of whom our Board has affirmatively determined are independent under the general independence standards of the NYSE and our Governance Guidelines.  The primary mission of our Board is to represent and protect the interests of our shareholders by overseeing management and acting in the best interests of Tredegar and our shareholders.  As provided in our Governance Guidelines, our Board has a non-management Chairman whose duties and responsibilities are separate and distinct from those of our Chief Executive Officer.  We believe that the separation of the Chairman and Chief Executive Officer roles is appropriate and in the best interests of Tredegar and our shareholders at this time.  We believe the separation of the Chairman and the Chief Executive Officer roles, and our Audit Committee, Executive Compensation Committee and Nominating and Governance Committee, which are comprised entirely of independent directors, help provide effective oversight of management, and facilitates the relationship between our Board and management in overseeing and managing the material risks we face.  This system of checks and balances helps ensure that key decisions made by our management team, including the Chief Executive Officer, are reviewed and subject to oversight.

Risk Management

Management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  Management regularly reports to our Board on operating and other risks.

While our Board is ultimately responsible for risk oversight at Tredegar, various Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk.  The Audit Committee assists the Board in discharging its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar and our subsidiaries and also assists the Board in overseeing our internal auditing and compliance functions.  The Audit Committee is responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures.  The Nominating and Governance Committee oversees risks associated with our Governance Guidelines, including compliance with listing standards for independent directors.  The Executive Compensation Committee oversees risks associated with our executive compensation programs.

Code of Conduct

Our Code of Conduct applies to our officers, employees and directors, including our Chief Executive Officer, our Chief Financial Officer and our Principal Accounting Officer and Controller.  We conduct our business in accordance with the highest standards of conduct.  Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us.  Equally important are honesty, integrity and fairness in our business operations and in our dealings with others.  Diligently applying these standards makes good business sense and allows us to earn the trust and respect of our shareholders, employees, customers, suppliers, regulators and the communities in which we operate.  We have provided employees, customers and suppliers with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline provided by a third-party vendor.  Our Code of Conduct reflects the foregoing principles.  Our Code of Conduct is available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

Governance Guidelines

Our Board has adopted Governance Guidelines that reflect our governance principles and our long-standing commitment to maintaining high corporate governance standards.  Our Governance Guidelines are available on our website at www.tredegar.com by selecting “Corporate Governance” under “Investors.”

Director Attendance at Annual Meeting of Shareholders

Our policy is that directors attend the annual meeting of shareholders.  All of our directors who served as directors in 2016 attended the 2016 annual meeting.

COMPENSATION OF DIRECTORS

Components of Director Compensation

The Nominating and Governance Committee determines and approves director compensation, except for a director who is also our Chief Executive Officer, whose compensation is determined solely by our Executive Compensation Committee.  For 2016, non-employee directors and committee members received the following annual retainers, payable in equal quarterly installments in arrears, for their service on our Board:

Non-Employee Director	$113,000
Chairman of the Board	$65,000
Audit Committee Chairman	$16,000
Non-Chair Member of the Audit Committee	$9,500
Executive Compensation Committee Chairman	$11,000
Non-Chair Member of the Executive Compensation Committee	$7,000
Nominating and Governance Committee Chairman	$7,500
Non-Chair Member of the Nominating and Governance Committee	$4,500
Executive Committee Chairman	$9,000
Non-Chair Member of the Executive Committee	$4,500

The retainers for non-employee directors and Chairman of the Board were paid 50% in the form of cash and 50% in the form of a stock award under the Tredegar Corporation Amended and Restated 2004 Equity Incentive Plan (or the 2004 Plan).  The stock award was determined based on the closing price of Tredegar common stock as reported on the NYSE on the date of grant.  Each quarterly stock award became fully vested and transferable immediately upon the date of grant.  Retainers for our Chairman of the Board and committee Chairmen and members commenced after our Board elected members to these positions.

The following table presents information relating to total compensation of our directors, other than the Chief Executive Officer, for the fiscal year ended December 31, 2016.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
George C. Freeman, III	$68,876	$56,459	$125,335
William M. Gottwald	$93,547	$88,931	$182,478
George A. Newbill	$67,525	$56,459	$123,984
Kenneth R. Newsome	$68,025	$56,459	$124,484
Gregory A. Pratt	$73,525	$56,459	$129,984
Thomas G. Snead, Jr.	$79,525	$56,459	$135,984
Carl E. Tack, III	$70,525	$56,459	$126,984

(1)	Mr. Steitz did not join our Board until February 21, 2017.

(2)
As part of his 2016 annual retainer, each non-employee director received quarterly grants of Tredegar common stock under the 2004 Plan.  Each non-employee director received a number of shares of Tredegar common stock equal as nearly as possible to but not to exceed $14,125 per quarter for their service on the Board, with the Chairman of the Board receiving an additional number of shares of Tredegar common stock equal as nearly as possible to but not to exceed $8,125 per quarter, both based on the closing price of Tredegar common stock as reported on the NYSE on the dates of grant.  The following table indicates the respective dates of grant, the number of shares received and the closing price of Tredegar common stock for each such grant received:

Date of Grant	Non-Employee Director Shares	Chairman of the Board Additional Shares	Closing Price
March 31, 2016	898	516	$15.72
June 30, 2016	876	504	$16.12
September 30, 2016	759	437	$18.59
December 30, 2016	588	338	$24.00

The amounts set forth in the Director Compensation Table represent the grant date fair value computed in accordance with FASB Accounting Standards Codification™ Topic 718, Compensation – Stock Compensation, for the shares of Tredegar common stock awarded to each non-employee director identified above under the terms of the 2004 Plan during the fiscal year ended December 31, 2016, based on the closing price of Tredegar common stock as reported on the NYSE on the respective dates of grant.

Outside Director Stock Ownership Guidelines

Under Tredegar’s Outside Director Stock Ownership Guidelines, all of our non-employee directors are to achieve ownership of Tredegar common stock in an amount equal to at least three times that director’s base annual cash retainer.  Directors have three years from their election to the Board to satisfy 50% of the requirement and six years to satisfy the full requirement.  All of our directors have satisfied the full stock ownership requirement, except Mr. Steitz, who joined our Board on February 21, 2017, and has until 2020 to satisfy the three-year, 50% requirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. John D. Gottwald, a director and our President and Chief Executive Officer, and William M. Gottwald, a director and the Chairman of the Board, are brothers.  Messrs. John D. Gottwald and William M. Gottwald, together with members of their immediate families (or the Gottwalds), may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act.  There is no agreement between the Gottwalds with respect to the acquisition, retention, disposition or voting of Tredegar common stock.

Our Audit Committee is responsible for reviewing and approving, if appropriate, related person transactions.  Our Audit Committee operates under a written charter, the relevant provisions of which require it, to the extent not otherwise delegated to another committee comprised solely of independent directors, to review related person transactions for potential conflicts of interest situations.  The Audit Committee reviews each related person transaction on a case-by-case basis and approves only those related person transactions that it determines in good faith to be in the best interests of Tredegar.

For purposes of Tredegar’s Related Parties and Related Persons Transactions policy, (a) “Related person” means any director or executive officer of Tredegar; any employee of Tredegar or any of our subsidiaries; any nominee for director; any immediate family member(s) of directors, executive officers, employees or nominees for director; or any beneficial owner of more than 5% of Tredegar’s voting securities; (b) “Related person transaction” means a transaction in which Tredegar or any of our subsidiaries is, or is proposed to be, a participant and the amount involved exceeds $120,000, and in which a related person has, had or may have a direct or indirect interest; (c) “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, employee or beneficial owner of more than 5% of Tredegar’s voting securities; and (d) “Transaction” means any financial contract, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar contracts, arrangements or relationships.

During 2016, The London Company, which is a beneficial owner of more than 5% of Tredegar common stock, provided asset management services to our pension plan and received approximately $174,000 in fees for such services in 2016.  The investment management agreement was entered into on an arm’s-length basis in the ordinary course of business and was reviewed and approved by the Audit Committee.

STOCK OWNERSHIP

Below is information on the beneficial ownership of Tredegar common stock as of February 14, 2017 by each director, each person nominated for election to the Board, and each executive officer named in the Summary Compensation Table beginning on page 28 of this proxy statement.  The table also shows the beneficial ownership of all directors, nominees and executive officers of Tredegar as a group as of February 14, 2017.

Security Ownership of Management

	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power	Total Number of Shares		Percent of Class(a)
	Outstanding	Options
Directors, Nominees and Certain Executive Officers (b)
D. Andrew Edwards	14,173	-	-	14,173
George C. Freeman, III	14,117	-	-	14,117
Michael W. Giancaspro	7,623	-	-	7,623
John D. Gottwald	1,888,028	-	1,127,613	3,015,641	(c)	9.13%
William M. Gottwald	73,566	-	957,453	1,031,019	(d)	3.12%
George A Newbill	17,993	-	-	17,993
Kenneth R. Newsome	8,854	-	-	8,854
Gregory A. Pratt	8,854	-	-	8,854
Michael J. Schewel	4,087	-	-	4,087
Thomas G. Snead, Jr.	10,456	-	-	10,456
John M. Steitz	-	-	-	-
Carl E. Tack, III	8,854	-	-	8,854
All directors, nominees and executive officers as a group (13) (e)(f)	2,068,304	12,115	2,085,066	4,160,550		12.59%

(a)	Unless a specific percentage is noted in this column, each person owns less than 1% of the outstanding shares of Tredegar common stock.

(b)	Some of the shares may be considered to be beneficially owned by more than one person or group listed and are included in the table for each.

(c)	John D. Gottwald disclaims beneficial ownership of 4,935 shares of Tredegar common stock.

(d)	William M. Gottwald disclaims beneficial ownership of 4,935 shares of Tredegar common stock.

(e)
The directors and executive officers have sole voting and investment power over their shares, except for those listed under the heading “Number of Shares with Shared Voting and Investment Power,” which are held by or jointly with spouses, by children or in partnerships or trusts.  Any shares of Tredegar common stock held under our benefit plans for any director or executive officer are included in the number of shares over which that person has sole voting or investment power.  Shares held by the trustees of those plans for other employees are not included.

(f)
Messrs. John D. Gottwald and William M. Gottwald share voting and investment power for 4,935 shares of Tredegar common stock.  This overlap in beneficial ownership has been eliminated in calculating the total number of shares and the percentage of class owned by directors, nominees and executive officers as a group.

The table below lists any person (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us who beneficially owned more than 5% of the shares of Tredegar common stock as of February 14, 2017.

Security Ownership of Certain Beneficial Owners

Names and Addresses of Beneficial Owners	Number of Shares of Common Stock		Percent of Class
John D. Gottwald William M. Gottwald and Floyd D. Gottwald, Jr.(a) 9030 Stony Point Parkway Richmond, VA 23235	7,354,800	(b)	22.12%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	5,691,168	(c)	17.22%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,909,074	(d)	8.80%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,751,900	(e)	8.33%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	2,290,141	(f)	6.93%
The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	2,072,800	(g)	6.27%

(a)
Messrs. John D. Gottwald, William M. Gottwald and Floyd D. Gottwald, Jr., together with members of their immediate families, may be deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Tredegar common stock.

(b)	Based solely on the information contained in Amendment No. 11 to the Schedule 13D filed with the SEC on February 20, 2014.

(c)	Based solely on the information contained in Amendment No. 14 to the Schedule 13D filed with the SEC on September 15, 2015.

(d)	Based solely on the information contained in Amendment No. 7 to the Schedule 13G filed with the SEC on January 27, 2017.

(e)	Based solely on the information contained in Amendment No. 10 to the Schedule 13G filed with the SEC on February 9, 2017.

(f)	Based solely on the information contained in Amendment No. 2 to the Schedule 13G filed with the SEC on February 13, 2017.

(g)	Based solely on the information contained in Amendment No. 8 to the Schedule 13G filed with the SEC on February 14, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program, with a focus on the following  executive officers (or NEOs) whose compensation is set forth in the 2016 Summary Compensation Table and the other compensation tables contained in this proxy statement:

•	John D. Gottwald, President and Chief Executive Officer;

•	D. Andrew Edwards, Vice President and Chief Financial Officer;

•	Michael J. Schewel, Vice President, General Counsel and Corporate Secretary, who joined Tredegar on May 9, 2016; and

•	Michael W. Giancaspro, Vice President, Business Processes and Corporate Development.

Mr. Gottwald asked not to participate in Tredegar’s 2016 annual cash incentive plan or receive long-term incentive grants in 2016, and the Executive Compensation Committee (or the Committee) agreed to Mr. Gottwald’s request.

Key Compensation Corporate Governance Practices

The Executive Compensation Committee and our Nominating and Governance Committee continuously review evolving practices in executive compensation and corporate governance.  We have adopted certain policies and practices that we believe are consistent with industry best practices.

Tredegar Executive Compensation Policies - What we do

✓
We make variable performance compensation a significant component of each executive’s total compensation, with the proportion of compensation allocated to variable performance compensation increasing with the level of responsibility.

✓	We balance short-term and long-term compensation, which discourages short-term risk-taking at the expense of long-term results.

✓	We require meaningful stock ownership and retention at levels that increase with responsibility.

✓
We require NEOs to hold stock beyond vesting.  NEOs who receive an award of restricted stock must retain such shares of restricted stock (net of any shares surrendered to satisfy tax withholding obligations) until the sixth anniversary of the date of grant.

✓
The Committee uses an independent executive compensation consultant that reports directly to the Committee and does not provide any services to Tredegar other than executive and director compensation services.

✓
We conduct an annual compensation risk review of potential and existing risks arising from our compensation programs and policies and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Tredegar.

✓	We have a claw back policy for the recovery of performance-based compensation in the event of executive officer misconduct related to our financial results.

Tredegar Executive Compensation Policies - What we don’t do

X	No hedging transactions on our stock are permitted.

X
No special perquisites are provided to any employee.  We do not provide executives with special perquisites such as company cars, personal use of corporate assets or special company-funded executive deferred compensation plans.

X	No employment agreements. We have no employment agreements with any of our executive officers.

X	No stock option re-pricings without shareholder approval or discounted stock options are permitted under our equity incentive plan.

The Role of Shareholder Say-on-Pay Votes

At our 2015 annual meeting of shareholders, approximately 90.5% of the votes cast, which, under Virginia law, excludes abstentions and broker non-votes, on the “say-on-pay” proposal approved the compensation of our NEOs.  The Committee believes that the 2015 shareholder vote endorsed the compensation philosophy of the Committee and our executive compensation programs and, as a result, the Committee did not make any material adjustments to the 2016 executive compensation program.  The Committee will consider future “say-on-pay” votes by the shareholders in making adjustments to or developing executive compensation programs in the future.  Our next say-on-pay vote is scheduled for 2018.

Compensation Philosophy and Objectives

Our businesses operate in highly competitive industries that require outstanding customer service and manufacturing efficiency.  To lead and manage these businesses, we require high-caliber executive talent with strong vision and operational skills.  The objectives of our executive compensation programs are to attract, motivate and retain highly qualified executive officers.  To accomplish these objectives, we rely on a pay strategy that emphasizes performance-based compensation through annual and long-term incentives.  We believe that this pay strategy aligns with our business strategy of generating strong operating results and shareholder value creation while controlling fixed costs.  In this manner, we believe that our executive compensation program supports and reinforces our business objectives and creates a strong link between pay and performance.

Specifically, our executive compensation programs:

•	are primarily performance based, with the percentage of an executive’s total compensation opportunity based on our financial performance increasing with the executive’s level of responsibility;

•	are significantly stock-based in order to ensure our executives have common interests with our shareholders;

•	enhance retention of our executives by subjecting a meaningful portion of their total compensation to multi-year vesting;

•	link a significant portion of total pay to the execution of strategies intended to create long-term shareholder value;

•	provide our executives with an opportunity for competitive total pay; and

•	do not encourage our executives to take unnecessary or excessive risks.

Our executive compensation philosophy and strategy aim generally to provide targeted compensation opportunities for base salaries, annual cash incentives and long-term equity incentives near the market 50th percentile in order to attract and retain talent while using a balance of fixed and variable pay programs to align actual compensation earned with company performance.  Allocations between short-term and long-term compensation opportunities and between cash and equity awards take into account market data, but may vary over time and among executives.  Greater detail regarding these company-specific and individual factors is included in this discussion.

Process and Procedure for Determining Compensation of Executive Officers

The primary role of the Committee is to develop and oversee the implementation of our philosophy with respect to the compensation of our executive officers, including the NEOs.  The Committee has the overall responsibility to evaluate the performance of and determine the compensation of our Chief Executive Officer and approve the compensation structure for our other executive officers.  Our Chief Executive Officer makes specific recommendations to the Committee regarding the compensation of our other executive officers based on the compensation structure approved by the Committee.  After review and discussion, the Committee gives its final approval of the compensation for our other executive officers.  The Committee reports regularly to our Board on matters relating to the Committee’s actions.

Under its charter, the Committee has the authority to engage compensation consultants to assist the Committee in fulfilling its responsibilities.  The Committee has engaged Pearl Meyer, a nationally-recognized compensation consulting firm, as its outside advisor for executive compensation.  Pearl Meyer reports directly to the Committee, and the scope of its work is directed by the Committee.  In retaining Pearl Meyer, the Committee assessed the independence of Pearl Meyer pursuant to applicable NYSE and SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Committee.

Executive compensation was last compared against a peer group in 2013, when upon the Committee’s request, Pearl Meyer conducted a competitive market study of executive compensation levels for our NEOs.  The study included compensation data as disclosed in peer company proxy statements as well as survey compensation data published in the fall of 2013.  The peer group used in developing proxy-disclosed pay is set forth below:

HB Fuller Co.
Griffon Corporation
Kraton Performance Polymers Inc.
Kaiser Aluminum Corporation
EnPro Industries, Inc.
AEP Industries Inc.
Spartech Corp.
Chart Industries Inc.
Quanex Building Products Corporation
Buckeye Technologies Inc.
Neenah Paper, Inc.
Myers Industries Inc.
Innospec Inc.
Tennant Company
Calgon Carbon Corporation
Rogers Corporation

The peer group companies listed above were chosen because they operate in industries similar to those in which we operate, and, at the time they were selected, had similar annual revenues and profitability (collectively referred to as the peer group).

In determining the compensation of our Chief Executive Officer and approving the compensation structure for our other executive officers, the Committee considers Tredegar’s performance, individual executive performance, recommendations from the Chief Executive Officer (for all positions other than the Chief Executive Officer position), the 2013 peer group, published compensation survey data and comments from Pearl Meyer regarding changes in market data since the date of the last competitive market study.  The Committee also reviews tally sheets prepared by management showing all elements of compensation and total compensation payable to each NEO.  The use of tally sheets is intended to ensure that the Committee has a total compensation perspective when making decisions regarding specific elements of the compensation program and allows for internal equity comparisons among the NEOs.  Both the external market pay data and the internal pay history help guide the Committee’s decision-making, but no precise formulas or percentiles are applied to all NEOs in all situations.

In 2016, the Committee requested that Pearl Meyer review the compensation peer group for appropriateness and to update the peer group as needed.  Pearl Meyer screened companies included in Standard & Poor’s Global Industry Classification Standard specialty chemicals, commodity chemicals and industrial machinery industry groups, reviewed the 2016 Institutional Shareholder Services selected peer group and completed a peer analysis and salary benchmarking that resulted in updates to the 2013 peer group.  The updated peer group will be used beginning with the 2017 compensation decisions.

Elements of Our Executive Officer Compensation Program

The Committee believes that the various elements of our compensation program effectively achieve the objective of aligning compensation with performance measures that are directly related to Tredegar’s financial goals and creation of shareholder value, without encouraging executives to take unnecessary and excessive risks.  The core elements of the compensation program for our executive officers are described below:

Element	Description	Objective
Base Salary	Fixed cash compensation	Reflects competitive market compensation, individual performance, experience and level of responsibility
Bonus	Special discretionary cash bonus	In unusual operating and/or market conditions or circumstances, rewards individual performance that is beyond annual objectives
Annual Incentives	Short-term variable compensation via an annual cash incentive plan (for 2016, the 2016 Cash Incentive Plan)	Rewards achievement of financial performance goals and individual performance objectives
Long-Term Incentives
Long-term variable compensation via the Amended and Restated 2004 Equity Incentive Plan (the 2004 Plan), in the form of:

•      Performance Units

•      Restricted Stock

•      Stock Options (stock options were not a component of long-term incentives in 2016)
Rewards achievement of long-term performance goals and shareholder value creation; promotes retention of executive officers
Defined Contribution Plans	401(k) Plan and Savings Plan Benefit Restoration Plan	Provides competitive benefits and savings opportunities for retirement
Defined Benefit Plans(1)	Retirement Income Plan (the Pension Plan)	Provides retirement security

(1)
Effective January 1, 2007, we closed the Pension Plan to new employees and froze the pay for active employees used to compute benefits as of December 31, 2007.  Effective February 28, 2014, service accrual for all participants in the Pension Plan (other than participants who are part of a collective bargaining agreement) was frozen.  In 2016, Messrs. Gottwald, Edwards and Giancaspro were the only NEOs who participated in the Pension Plan.

2016 Compensation Decisions

Base Salaries

We seek to provide our executive officers with base salaries that are targeted within competitive market levels and that reflect the executive’s skills and abilities, experience, responsibilities, internal equity, performance and potential.  The Committee believes setting base salaries at this level allows us to attract, motivate and retain highly qualified executive officers while maintaining an appropriate cost structure.

For 2016, the base salary for each NEO was as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary	% Increase
John D. Gottwald	$396,000	$396,000	0
D. Andrew Edwards(1)	$385,000	$385,000	0
Michael J. Schewel(2)	-	$365,000	0
Michael W. Giancaspro	$335,000	$335,000	0

(1)
Mr. Edwards was appointed Vice President, Chief Financial Officer and Treasurer on July 20, 2015, at which time the Committee approved a base salary of $371,339.  On October 8, 2015, his salary was increased by 3.7% to $385,000.

(2)	Mr. Schewel was appointed Vice President, General Counsel and Corporate Secretary effective May 9, 2016.

Annual Incentives

General.  Annual cash incentive opportunities serve to link executive rewards to our financial performance and the achievement of individual objectives.  Each year, we establish business plans for the forthcoming year that include financial, strategic and other goals for each of our operating businesses, including Aluminum Extrusions, Personal Care, Surface Protection, Flexible Packaging, Bright View Technologies, and Tredegar in general.  These business plans are reviewed by our Board.  Annual incentive goals for our executive officers are set based on the approved business plans.

2016 Cash Incentive Plan.  For 2016, each NEO had the following award opportunity as a percentage of 2016 base salary under the 2016 Cash Incentive Plan:

Named Executive Officer	Threshold Bonus %	Target Bonus %	Maximum Bonus %
John D. Gottwald(1)	-	-	-
D. Andrew Edwards	15%	60%	120%
Michael J. Schewel(2)	12.5%	50%	100%
Michael W. Giancaspro	12.5%	50%	100%

(1)	Mr. Gottwald asked not to participate in the Company’s 2016 Cash Incentive Plan.
(2)
Mr. Schewel was appointed Vice President, General Counsel and Corporate Secretary effective May 9, 2016, and received a prorated payout from the date of his employment under the 2016 Cash Incentive Plan.

To ensure that the annual incentive awards establish a direct link between the interests of our executive officers and our shareholders, the Committee assesses performance against certain financial measures to establish the size of the incentive pool to be used for payment of annual incentive awards for the current year.  For 2016, the key financial measure of the operating performance of our businesses used to determine the amount, if any, of the annual incentive pool was earnings before interest and taxes (EBIT).  The financial performance threshold for EBIT must be achieved before any incentives can be earned.  The Committee believes that this financial performance measure is effective and appropriate at Tredegar because it reflects income statement performance, which is consistent with the interests of our shareholders.

When setting the financial performance goals for the 2016 Cash Incentive Plan, the Committee reviewed and approved the following performance targets for the 2016 Cash Incentive Plan as they apply to NEOs:

	2016 Targets ($ in Thousands)
	Threshold	Target	Maximum
Consolidated Corporate
EBIT	$43,000	$53,800	$64,500

The Committee believes that measuring EBIT on a consolidated basis for the NEOs appropriately aligns incentive opportunities with each NEO’s scope of responsibility and accountability.

For purposes of the 2016 Cash Incentive Plan, EBIT excludes unusual items and losses associated with plant shutdowns, asset impairments, restructurings, gains and losses from the sale of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under ASC Topic 718, pension income or expense for the Pension Plan, and other items that may be recognized or accrued under GAAP.   The accounting principles used to determine EBIT are applied on a consistent basis with the immediate prior year with exceptions approved by the Committee.  For the purposes of EBIT-based incentive award calculations for 2016, EBIT excluded the following: (i) discretionary bonuses, since amounts are unpredictable, uncontrollable at the management level, and possibly significant; (ii) income or expense relating to restricted stock, performance-based stock or stock unit awards since amounts are dependent on future periods and are therefore subject to significant volatility; (iii) certain one-time unusual expenses unrelated to the operating businesses or entities (items (i), (ii) and (iii), the 2016 Excluded Items), and (iv) EBIT, as defined above, from any company or entity acquired in the current year (no companies or entities were acquired in 2016).   For 2016, EBIT was $52.9 million.

In determining incentive payments for our NEOs (other than our CEO) under the 2016 Cash Incentive Plan, the Committee considers, in addition to the financial performance goal, the recommendation of the CEO regarding each NEO’s (other than our CEO) individual performance measured against the NEO’s individual performance goals.  Individual performance metrics were drawn from the following categories:  budgets, compliance objectives, operating profit, cost reductions, development of strategic plans, process improvement, and organizational effectiveness.  Specific measurements are assigned to each individual performance objective early in the year for which the performance will be measured and results are determined based on the assessment of the degree of accomplishment of each objective.  The Committee does not apply a precise formula in linking individual results to incentive payment amounts, but rather uses these accomplishments, or lack of accomplishments, to determine the incentive amount applicable to the individual component of the formula, up to 100% of the weighting for the individual component.

These financial results resulted in payouts to our NEOs as follows:

Named Executive Officer	Actual Payout under 2016 Cash Incentive Plan	% of Base 2016 Salary
John D. Gottwald(1)	-	-
D. Andrew Edwards	$217,371	56.5%
Michael J. Schewel(2)	$114,488	31.4%
Michael W. Giancaspro	$157,618	47.1%

(1)	Mr. Gottwald asked not to participate in the 2016 Cash Incentive Plan.
(2)
Mr. Schewel was appointed Vice President, General Counsel and Corporate Secretary effective May 9, 2016, and received a prorated payout from the date of his employment under the 2016 Cash Incentive Plan.

Because EBIT was between threshold and target levels under the 2016 Cash Incentive Plan, the payouts listed above were determined by straight-line interpolation between their target and maximum annual incentive opportunities.  The Committee received and confirmed Tredegar’s financial performance results before approving the payouts under the 2016 Cash Incentive Plan.

Long-Term Incentives

Long-term incentives, primarily equity-based awards, are an important element of our compensation program.  The 2004 Plan allows for the granting of stock options, restricted stock, stock appreciation rights and other equity awards based on Tredegar common stock, as well as performance-based long-term incentive cash awards.  We believe long-term incentives, such as those permitted by the 2004 Plan, promote our success by helping to retain executives and by focusing employee efforts on achieving those performance goals that lead to long-term growth of shareholder value.

The Committee administers the 2004 Plan.  Our practice is to grant annual equity-based awards at the Committee’s February or March meeting.  Awards granted at the February or March meeting generally become effective on the third business day following the release of our fourth quarter earnings for the preceding fiscal year.

In consultation with Pearl Meyer, the Committee reviewed and considered various forms and methods of providing long-term incentive compensation opportunities to our executive officers.  After considering factors such as pay and performance alignment, shareholder alignment, retention goals, accounting cost, share usage, shareholder dilution, the ratio of short-term and long-term compensation, tax implications, peer group practices, and market trends, the Committee approved for 2016 the use of (1) performance stock units (Performance Units), which are an unfunded promise to deliver shares of common stock in the future upon achievement of both performance and service conditions and (2) service-based restricted stock under our 2004 Plan.  Service-based restricted stock is intended to further balance the performance and retention objectives of our long-term incentive program and to create additional stock ownership opportunities for executives to further align their interests with shareholders.

The Committee determined that the annual equity grant mix for 2016 for our NEOs would be as follows:  75% of the annual equity grant value in the form of Performance Units and 25% of the annual equity grant value in the form of service-based restricted stock.

The specific number of Performance Units and restricted shares is generally based on converting a competitive annual equity grant value into an appropriate number of shares for each form of equity being awarded.  For conversion purposes, Performance Units granted in 2016 were valued at the ten-day average stock price ending on February 24, 2016, and restricted stock was valued using the stock price at the time the conversion was performed.  For 2016, the Performance Units were valued at a discount of $1.32 to the ten-day average stock price.  The $1.32 discount reflects projected dividends during the performance period, which Performance Units are not eligible to receive.  Grant levels may then be adjusted up or down, at the Committee’s discretion, based on a variety of factors, including but not limited to, our performance, the executive’s performance, internal equity and share availability under the 2004 Plan.

2016 Performance Units.  Based upon the considerations described above, in 2016 the Committee approved the following Performance Unit grants to each NEO identified below:

Named Executive Officer	Grant Date	Award	Fair Value as of Grant Date(1)
John D. Gottwald(2)	-	-	-
D. Andrew Edwards	2/25/2016	30,965	$339,376
Michael J. Schewel(3)	5/9/2016	13,339	$198,484
Michael W. Giancaspro	2/25/2016	24,698	$270,690

(1)
Under ASC Topic 718, it was assumed that the Performance Units granted will vest based upon information available on the date of grant.  Performance Units usually vest over a three-year period only if Tredegar meets certain operating thresholds over the vesting period.

(2)	Mr. Gottwald asked not to participate in the Company’s long-term incentive plan and did not receive a grant of Performance Units.
(3)	Mr. Schewel was appointed Vice President, General Counsel and Corporate Secretary effective May 9, 2016.

The Performance Units are tied to 2018 Return on Capital Employed (ROCE) for fiscal 2018.  ROCE excludes unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sales of assets, investment write-downs and write-ups, gains and losses from non-manufacturing operations, stock option charges under the ASC Topic 718, pension income or expense for the Pension Plan and other items that may be recognized or accrued under GAAP.  The accounting principles used in determining ROCE are applied on a consistent basis with the prior year, with exceptions recommended by our Chief Executive Officer and Chief Financial Officer and approved by the Committee.  For the purposes of the Performance Units granted in 2016, ROCE excluded the 2016 Excluded Items.  The Performance Units can be earned at either the threshold (50%) or target (100%) level; however, if ROCE in calendar year 2018 is greater than the threshold but less than the target, the number of Performance Units earned in excess of the threshold award will be determined by a straight-line interpolation of ROCE between threshold and target.  If the performance criteria for the 2018 ROCE goals are satisfied, the Performance Units earned will vest and be settled in shares of Tredegar common stock on or before March 15, 2019.  The Committee believes that this design effectively balances the performance and retention objectives of the long-term incentive program.

Restricted Stock.  During 2016, the Committee also approved the following service-based restricted stock grants to each NEO identified below:

Named Executive Officer	Grant Date	Award	Fair Value as of Grant Date
John D. Gottwald(1)	-	-	-
D. Andrew Edwards	2/25/2016	9,233	$113,381
Michael J. Schewel(2)	5/9/2016	4,087	$65,760
Michael W. Giancaspro	2/25/2016	7,364	$90,430

(1)	Mr. Gottwald asked not to participate in the Company’s long-term incentive plan and did not receive a grant of restricted stock.
(2)	Mr. Schewel was appointed Vice President, General Counsel and Corporate Secretary effective May 9, 2016.

The shares of restricted stock vest three years from the date of grant, except those granted to Mr. Schewel vest on February 25, 2019.  The shares of restricted stock (net of any shares surrendered to satisfy tax withholding obligations) must be retained by the NEO until the earlier of (i) the sixth anniversary of the date of grant, (ii) a change of control of Tredegar, (iii) the NEO’s death, or (iv) the NEO’s retirement.  Upon the issuance of the shares on the date of grant, the NEO listed above is entitled to vote the shares and will be entitled to receive, free of all restrictions, ordinary cash dividends.

Total Compensation

Based on the Pearl Meyer study conducted in 2013, general industry survey information and consultation with the compensation consultant, the Committee reviewed the above elements of compensation and determined that the total compensation provided to the NEOs is reasonable.  As discussed above, the Committee does not use a precise formula or target percentiles to set NEO compensation.  The Committee does consider, among other data, industry trends and competitive market data information provided by Pearl Meyer to ensure each element and total compensation is reasonable.

Other Benefits for Chief Executive Officer and Executive Officers

In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and other NEOs with the same benefits package available to all of our salaried employees.  When setting and determining annual compensation, the Committee reviews and considers all elements of compensation, including health and dental insurance (portion of costs); basic life insurance; long-term disability insurance; Savings Plan and Savings Plan Benefit Restoration Plan (401(k) plan); and the Pension Plan.  We do not provide executives with additional benefits or perquisites, such as company cars or vehicle allowances; personal use of corporate assets; or company-funded deferred compensation programs.  We do not believe that these types of benefits are currently needed to attract, motivate and retain highly qualified executive officers.

Agreements with Executive Officers

As has been our practice, we do not currently have employment agreements with any of our executive officers.  From time to time, however, we have entered into severance agreements with certain of our executive officers to ensure that we will have the executive officer’s continued dedicated service notwithstanding the possibility, threat or occurrence of a change in control.

We entered into severance agreements with Mr. Edwards effective July 20, 2015 and Mr. Schewel effective May 9, 2016.  These severance agreements are more fully described under “Compensation of Executive Officers – Other Potential Payments Upon Termination or a Change in Control – Severance Agreements” beginning on page 35 of this proxy statement.

Corporate Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction we may take for the annual compensation paid to each of our NEOs, other than our principal financial officer.  The $1 million deduction limit, however, does not apply to “qualified performance-based compensation” that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan.  We consider the impact of this exclusion when developing and implementing our executive compensation programs.  We do not believe, however, that compensation decisions should necessarily be constrained by how much compensation is deductible for federal income tax consequences.  As a result, the Committee retains the discretion to authorize payments that may not be deductible if it believes that they are in the best interests of our Company.

Executive Stock Ownership Policy

Tredegar places a strong emphasis on equity ownership by executive officers and other members of senior management to strengthen the alignment of our executives’ interests with shareholder long-term interests.  Our Chief Executive Officer is required to acquire and maintain ownership of common stock with a value equal to five times his base salary.  Our other executive officers are required to acquire and maintain ownership of common stock with a value equal to 1.25 times their base salary.  The following types of common stock are counted toward the ownership total:  shares held outright by the executive or his or her family, in trust for the benefit of the executive, in the executive’s 401(k) plan, and restricted stock held by the executive (both vested and nonvested).  Fifty percent of the target ownership requirement must be achieved within three years of the effective date of the policy (February 10, 2011) and full compliance with the target ownership must be achieved within six years of the effective date.  If a participant is newly hired or promoted, the time periods apply from the date of hire or promotion, as the case may be.  All NEOs and other employees covered by the policy who are not in compliance with the policy must retain at least 50% of any net shares (shares remaining after shares are sold or netted to pay applicable taxes) received upon vesting of Performance Units and restricted stock awards until the NEO or other employee is in compliance with the policy.  The Committee reviews the holdings of our NEOs annually.  As of December 31, 2016, Mr. Gottwald met his ownership target in accordance with the policy.  Mr. Edwards has met the 50% requirement and has until 2021 to meet the 100% requirement.  Mr. Giancaspro has until 2018 to meet the 50% requirement and until 2021 to meet the 100% requirement.  Mr. Schewel has until 2019 to meet the 50% requirement and until 2022 to meet the 100% requirement.

Executive Incentive-Based Compensation Recoupment Policy (Claw Back)

The Board, based on the Committee’s recommendation, approved and adopted an Executive Incentive-Based Compensation Recoupment Policy (or the Recoupment Policy), effective as of August 2, 2012 (or the Effective Date).  The purpose of the Recoupment Policy is to (i) prevent the unjust enrichment of current or former executive officers by permitting Tredegar to recover incentive-based compensation that was paid or issued or became vested as a result of financial results that were later determined to be incorrect, and (ii) mitigate the risk of manipulation of data used to determine the payment, issuance or vesting of incentive-based compensation.  The Recoupment Policy applies to all incentive-based compensation granted on or after the Effective Date to current or former executive officers of Tredegar.  The Recoupment Policy applies if (a) Tredegar is required to prepare an accounting restatement of its consolidated financial statements due to the material noncompliance by Tredegar with any financial reporting requirement under the U.S. federal securities laws, and (b) a current or former executive officer of Tredegar received incentive-based compensation in excess of the amount of cash or the number of shares of Tredegar common stock that such executive officer would otherwise have received or that would have become vested if the restated financial statements had been used to determine whether such incentive-based compensation should have been received or vested.  In these cases, Tredegar will recover from such current or former executive officer such excess amount of cash or shares that would have been paid or issued or have become vested according to the restated financial statements, net of any income or employment taxes paid by the current or former executive officer on the incentive-based compensation.

Risk Analysis of Executive Compensation Program

In 2016, the Committee asked management to undertake a risk assessment of Tredegar’s compensation programs and asked Pearl Meyer to review the assessment with regard to our executive compensation program.  The assessment confirmed that our compensation programs do not incentivize our employees to take risks that are reasonably likely to have a material adverse effect on Tredegar.  The Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to Tredegar’s overall business strategy.  In its discussions, the Committee considered the attributes of our programs, including:  (i) the balance between annual and longer-term performance opportunities; (ii) target executive compensation that is aligned with a well-defined industry peer group; (iii) short-term and long-term compensation programs based on financial metrics that measure both income statement performance and capital discipline; (iv) placement of a significant portion of our executive compensation “at risk” and dependent upon achieving specific corporate and individual performance goals; (v) stock ownership requirements that align executives’ interests with those of our shareholders; (vi) the absence of employment contracts with our executives; (vii) long-term incentive equity awards and grants comprised of multiple forms vesting over multiple years; (viii) the use of rolling three-year Performance Units to lengthen the overall measurement period; (ix) having an incentive compensation recoupment (claw back) policy to authorize the potential recovery or adjustment of cash incentive payments and long-term equity payments paid to NEOs and other recipients under certain circumstances; and (x) having each executive’s short-term incentive opportunity capped at two times his or her target bonus.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for Tredegar’s other executive officers.  In fulfilling its responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management.  Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

Executive Compensation Committee:

George A. Newbill, Chairman
George C. Freeman, III
Kenneth R. Newsome
Thomas G. Snead, Jr.

February 20, 2017

COMPENSATION OF EXECUTIVE OFFICERS

The following table provides compensation information for our NEOs for 2016, 2015 and 2014, where applicable.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compen- sation($)(2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings($)		All Other Compen- sation($)		Total($)
John D. Gottwald	2016	396,000	-0-	-0-	-0-	38,357	(3)	14,520	(5)	448,877
President and	2015	202,500	-0-	-0-	-0-	-0-	(4)	990	(5)	203,490
Chief Executive Officer
D. Andrew Edwards	2016	385,000	-0-	452,757	217,371	47,058	(3)	24,118	(5)	1,126,304
Vice President and	2015	170,775	40,000	264,806	39,856	-0-	(4)	531	(5)	515,968
Chief Financial Officer
Michael J. Schewel(6)	2016	235,729	-0-	264,244	114,488	-0-	(6)	6,830	(5)	621,291
Vice President, General
Counsel and Corporate
Secretary
Michael W. Giancaspro	2016	335,000	-0-	361,120	157,618	10606	(3)	14,993	(5)	879,337
Vice President, Business	2015	83,750	30,000	-0-	-0-	-0-	(4)	4,188	(5)	117,938
Processes and Corporate
Development

(1)
Represents the grant date fair value computed in accordance with ASC Topic 718.  Stock Awards include Performance Units and restricted stock awards.  In the case of the Performance Units, the above amounts assume that 50% for 2014 and 2015 and 100% for 2016 of the Performance Units granted will vest based upon information available on the date of grant.  Performance Units vest only if Tredegar meets certain operating thresholds over the applicable vesting period.  If it were probable at the grant date that the maximum number of shares granted related to the Performance Units would vest, the grant date fair value of the stock award for each of our named executive officers would be as follows:

Named Executive Officer	2016	2015
John D. Gottwald	-	-
D. Andrew Edwards	339,376	317,698
Michael J. Schewel	198,484	-
Michael W. Giancaspro	270,690	-

For purposes of calculating these amounts, we have used the same assumptions used for financial reporting purposes under GAAP.  For a description of the assumptions we used, see Note 1 to our financial statements, which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and is incorporated by reference into this proxy statement.

(2)	Represents cash awards to the named executive officers under Tredegar’s annual cash incentive plans for the years indicated.

(3)	This amount represents the change in actuarial present value in the Pension Plan from December 31, 2015 to December 31, 2016.

(4)	This amount represents the change in actuarial present value in the Pension Plan from December 31, 2014 to December 31, 2015.

(5)	These amounts include the following:

Name		Matching Contributions under the Retirement Savings Plan($)	Matching Contributions under the Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Savings Plan Benefit Restoration Plan($)	Dividends on Shares of Restricted Stock($)	Total($)
John D. Gottwald	2016	7,970	6,550	-0-	-0-	14,520
	2015	990	-0-	-0-	-0-	990
D. Andrew Edwards	2016	9,304	9,625	19	5,170	24,118
	2015	-0-	-0-	-0-	531	531
Michael J. Schewel	2016	5,931	-0-	-0-	899	6,830
Michael W. Giancaspro	2016	12,563	-0-	-0-	2,430	14,993
	2015	4,188	-0-	-0-	-0-	4,188

(6)	Mr. Schewel is not eligible to participate in the Pension Plan. Mr. Schewel was appointed Vice President, General Counsel and Corporate Secretary effective May 9, 2016.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2016.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)
John D. Gottwald		0	0	0
D. Andrew Edwards		57,750	231,000	462,000
	2/25/2016				30,965		339,376
	2/25/2016					9,233	113,381
Michael J. Schewel		26,615	106,458	212,916
	5/9/2016				13,339		198,484
	5/9/2016					4,087	65,760
Michael W. Giancaspro		41,875	167,500	335,000
	2/25/2016				24,698		270,690
	2/25/2016					7,364	90,430

(1)
Represents the annual incentive opportunities under the 2016 Cash Incentive Plan.  The actual amount paid to each named executive officer under the 2016 Cash Incentive Plan is included under “Summary Compensation Table – Non-Equity Incentive Plan Compensation” beginning on page 28 of this proxy statement.  Mr. Gottwald asked not to participate in the 2016 Cash Incentive Plan.

(2)
Represents Performance Units granted in 2016.  Under ASC Topic 718, it was assumed that the Performance Units granted will vest based upon the information available at the date of grant.  See “Compensation Discussion and Analysis – Long-Term Incentives – 2016 Performance Units” beginning on page 24 of this proxy statement for additional information, including the vesting criteria associated with the Performance Units.  Mr. Gottwald asked not to participate in the long-term incentive plan and did not receive a grant of Performance Units.

(3)	Represents restricted stock awards granted in 2016. Mr. Gottwald asked not to participate in the long-term incentive plan and did not receive a grant of restricted stock.

Outstanding Equity Awards At Fiscal Year-End

The following table presents information regarding the number and value of stock option awards and stock awards for our NEOs outstanding as of the fiscal year ended December 31, 2016.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John D. Gottwald	0		0	0		0
D. Andrew Edwards	4,825	(1)	115,800	15,230	(2)	365,520
	9,233	(3)	221,592	30,965	(4)	743,160
Michael J. Schewel	4,087	(3)	98,088	13,339	(4)	320,136
Michael W. Giancaspro	7,364	(3)	176,736	24,698	(4)	592,752

(1)	The shares of restricted Tredegar common stock will vest on July 20, 2018.

(2)	These Performance Units are tied to 2017 ROCE; if the performance criteria for 2017 are satisfied, the shares will be earned by the NEO and will vest on March 15, 2018.

(3)	The shares of restricted Tredegar common stock will vest on February 25, 2019.

(4)	These Performance Units are tied to 2018 ROCE; if the performance criteria for 2018 are satisfied, the shares will be earned by the NEO and will vest on March 15, 2019.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and vesting of stock (including restricted stock, Performance Units or other similar instruments) for our NEOs during the fiscal year ended December 31, 2016.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John D. Gottwald	-0-	-0-	-0-	-0-
D. Andrew Edwards	-0-	-0-	-0-	-0-
Michael J. Schewel	-0-	-0-	-0-	-0-
Michael W. Giancaspro	-0-	-0-	-0-	-0-

Pension Benefits

The following table presents information as of December 31, 2016, concerning each of our defined benefit plans that provide for payments or other benefits to our NEOs at, following or in connection with retirement.  Mr. Schewel is not eligible to participate in the Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
John D. Gottwald	Pension Plan	31.10	1,882,117	54,922
D. Andrew Edwards	Pension Plan	17.00	684,160	-0-
Michael W. Giancaspro	Pension Plan	22.14	975,825	6,232

(1)	For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we have used the following assumptions:

	12/31/2014	12/31/2015	12/31/2016
Discount Rate	4.17% (Pension Plan) 3.95% (Restoration Plan)	4.55% (Pension Plan) 4.26% (Restoration Plan)	4.29% (Pension Plan) 4.01% (Restoration Plan)
Mortality Table	RP-2014 Healthy Annuitant Mortality Table, projected with Scale MP-2014	RP-2014 Healthy Annuitant Mortality Table, adjusted with Scale MP-2015	RP-2014 Healthy Annuitant Mortality Table, adjusted with Scale MP-2016
Retirement Age	Age 60, or current age, if older
Preretirement Decrements	None
Payment Option	Single life annuity with five years of benefits guaranteed

Pension Plan

The Tredegar Corporation Retirement Income Plan (or the Pension Plan) is a defined benefit pension plan applicable generally to salaried, full-time employees who are not covered by a collective bargaining agreement.  Of our NEOs, Messrs. Gottwald, Edwards and Giancaspro participate in the Pension Plan.

The Pension Plan assumes a normal retirement age of 65 and does not impose a vested service requirement as a condition to paying benefits to a participant who retires upon reaching that age.  In most other cases involving a separation of service from Tredegar before age 65, a participant must have accrued at least five years of pension vesting service, as defined in the Pension Plan, in order to be entitled to receive any benefits under the Pension Plan.  The Pension Plan, however, allows participants who reach the age of 55 and have accrued at least ten years of pension vesting service to elect early retirement.  As of December 31, 2016, our NEOs eligible to participate in the Pension Plan had accrued the following number of pension vesting service years under the Pension Plan for their service through December 31, 2016:

Name	Vesting Years
John D. Gottwald	34
D. Andrew Edwards	19
Michael W. Giancaspro	22

A participant who retires at age 65 or later, with certain exceptions, is entitled to a monthly benefit paid as a single life annuity with five years of guaranteed payments.  The monthly payment equals 1/12th of the sum of:  (i) 1.1% of his or her final average pay (which is calculated and frozen as of December 31, 2007 and determined by averaging the participant’s base salary plus 50% of incentive bonuses for his or her three consecutive highest paid years in the ten-year period preceding January 1, 2008) multiplied by the number of years of pension benefit service he or she has accrued; and (ii) 0.4% of his or her final average pay in excess of the participant’s 2007 social security covered compensation, multiplied by his or her years of pension benefit service.

For a participant who retires prior to age 65, the amount of his or her retirement benefit is reduced by 7/12 of 1% for each calendar month, up to a maximum of 60 months, if the benefit is started prior to age 60.

In accordance with the provision in the Pension Plan allowing us to amend, modify or terminate it at any time, effective January 1, 2007, we closed the Pension Plan to new participants and froze the pay and covered compensation used to compute benefits for existing participants as of December 31, 2007.  Effective February 28, 2014, service accrual for all participants in the Pension Plan (other than participants who are part of a collective bargaining agreement) was frozen.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan Benefit Restoration Plan for Employees of Tredegar Corporation (or the SPBR Plan), which is a defined contribution plan that provides for the deferral of compensation of our NEOs on a basis that is not tax qualified.

Name	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
John D. Gottwald	6,550	1,082	-0-	7,632
D. Andrew Edwards	9,644	2,082	-0-	11,726
Michael J. Schewel	-0-	-0-	-0-	-0-
Michael W. Giancaspro	-0-	-0-	-0-	-0-

(1)
These amounts represent the sum of the amounts included in Note (5) to the Summary Compensation Table on page 29 of this proxy statement under the columns “Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan” and “Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan.”

(2)	These amounts include the following amounts that were previously reported as compensation in the Summary Compensation Table of our 2016 proxy statement:

Name	Matching Contributions under the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Dividends on Shares in the Tredegar Corporation Savings Plan Benefit Restoration Plan($)	Total($)
John D. Gottwald	6,550	-0-	6,550
D. Andrew Edwards	9,625	19	9,644
Michael J. Schewel	-0-	-0-	-0-
Michael W. Giancaspro	-0-	-0-	-0-

Because of Internal Revenue Code limitations on the matching contributions we are entitled to make on behalf of highly-compensated employees to Tredegar’s 401(k) Plan, we adopted the SPBR Plan under which we credit the matching contribution we would have been able to make to the 401(k) Plan, but for the Internal Revenue Code limitations, to an account representing the employee’s interest in the SPBR Plan for each payroll period.  Every employee who qualifies as highly-compensated becomes a member of the SPBR Plan as of the date his or her contributions to the 401(k) Plan are limited by IRS regulations.

Our contributions to the SPBR Plan are converted to phantom shares of Tredegar common stock based on the fair market value at the end of the month in which the contributions are credited.  Contributions to the SPBR Plan either match those that could not be made to the 401(k) Plan because of Internal Revenue Code limitations or are dividends on shares of stock already credited to the participant.

The value of an account at any given time is based upon the fair market value of Tredegar common stock.  The fair market value of Tredegar common stock was $24.00 on December 30, 2016.  We reserve the right to terminate or amend the SPBR Plan at any time.

A participant in the SPBR Plan becomes 100% vested in his or her benefit under the Plan if he or she works at least one hour on or after January 1, 2008.

Other Potential Payments Upon Termination or a Change in Control

Equity Incentive Plans

Grants under the Amended and Restated 2004 Equity Incentive Plan.  Under the 2004 Plan, Performance Units, shares of restricted Tredegar common stock and stock options granted vest immediately upon the named executive officer’s death, termination of employment due to disability, a change of control of Tredegar, or retirement (except in the case of the Performance Units and provided that the named executive officer has reached 65 years of age).

The 2004 Plan generally provides that a change in control occurs if (1) a person (or a group of persons) becomes the owner of 50% or more of our voting securities, (2) there is a substantial change in the composition of our Board, (3) there is a business combination in which our shareholders own 80% or less of the surviving entity or (4) our shareholders approve a liquidation or dissolution of Tredegar or the sale of all or substantially all of Tredegar’s assets.

The table included below assumes a change in control occurred on December 31, 2016 and provides the value that our NEOs could have realized from the equity awards he held as of December 31, 2016, based on the closing price of shares of Tredegar common stock on the NYSE on December 30, 2016, which was $24.00.

Name	Equity Awards (#)	Exercise Price ($/Sh)	Value upon Change of Control ($)
John D. Gottwald	0	-	-
D. Andrew Edwards	4,825	-	115,800
	9,233	-	221,592
Michael J. Schewel	4,087	-	98,088
Michael W. Giancaspro	7,364	-	176,736

Severance Agreements

Agreement with D. Andrew Edwards

On June 25, 2015, we entered into a Severance Agreement with Mr. Edwards, to be effective as of the first day of Mr. Edwards’ employment, which was July 20, 2015, which agreement was subsequently amended by the First Amendment to Severance Agreement dated February 25, 2016 (the Edwards Severance Agreement).  The Edwards Severance Agreement provides that Mr. Edwards will be entitled to a lump sum severance payment from us in an amount equal to (i) one and one-half times his base salary and (ii) accrued and unused vacation, if, beginning on the first day of employment and ending upon the earlier of (a) February 25, 2019 and (b) the first anniversary of the date (after February 26, 2016) that Mr. Gottwald is not our Chief Executive Officer, Mr. Edwards is terminated without cause (as defined in the Edwards Severance Agreement), or he resigns with good reason (as defined in the Edwards Severance Agreement).

The Edwards Severance Agreement includes provisions regarding the 4,825 shares of restricted stock granted to him on his first day of employment, which become vested on July 20, 2018 solely on account of his continued employment.

In addition, in consideration of our agreement to pay benefits in accordance with the terms of the Edwards Severance Agreement, Mr. Edwards covenants that during his employment with us or an affiliate and for a period of two years following the date of his separation from service (as defined in the Edwards Severance Agreement), Mr. Edwards will not directly or indirectly render any services for a competitor that are substantially similar to those he provided to us or an affiliate, and will not solicit or attempt to solicit, in whole or in part, or do business with any customer for the purpose of providing products that are in competition with products provided by us or any affiliate at the time of his separation from service.  Mr. Edwards also covenants that during his employment with us or an affiliate and for a period of one year following the date of his separation from service, he will not directly or indirectly offer employment to, hire, solicit, or cause to be solicited or recruited, any employee of Tredegar or any of our affiliates for the purpose of having such employee terminate his or her employment with us or any affiliate.

Agreement with Michael J. Schewel

On May 9, 2016, we entered into a Severance Agreement with Mr. Schewel (the Schewel Severance Agreement).  The Schewel Severance Agreement provides that Mr. Schewel will be entitled to a lump sum severance payment from us in an amount equal to (i) one and one-half times his base salary and (ii) accrued and unused vacation, if, beginning on the first day of employment and ending upon the earlier of (a) May 9, 2019 and (b) the first anniversary of the date that Mr. Gottwald is not our Chief Executive Officer, Mr. Schewel is terminated without cause (as defined in the Schewel Severance Agreement), or he resigns with good reason (as defined in the Schewel Severance Agreement).

The Schewel Severance Agreement includes provisions regarding the 4,087 shares of restricted stock granted to him on his first day of employment, which become vested on February 25, 2019 solely on account of his continued employment.

In addition, in consideration of our agreement to pay benefits in accordance with the terms of the Schewel Severance Agreement, Mr. Schewel covenants that during his employment with us or an affiliate and for a period of two years following the date of his separation from service (as defined in the Schewel Severance Agreement), Mr. Schewel will not directly or indirectly render any services for a competitor that are substantially similar to those he provided to us or an affiliate, and will not solicit or attempt to solicit, in whole or in part, or do business with any customer for the purpose of providing products that are in competition with products provided by us or any affiliate at the time of his separation from service.  Mr. Schewel also covenants that during his employment with us or an affiliate and for a period of one year following the date of his separation from service, he will not directly or indirectly offer employment to, hire, solicit, or cause to be solicited or recruited, any employee of Tredegar or any of our affiliates for the purpose of having such employee terminate his or her employment with us or any affiliate.

SPBR Plan

Retirement.  If an NEO retires from Tredegar, he will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which his benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

Termination.  If the NEO’s employment with us ends due to termination, he will be entitled to receive the value of his vested benefit in the SPBR Plan as of the last business day of the month in which he receives his or her vested benefit under the Savings Plan, subject to Internal Revenue Code Section 409A.

Disability. If the NEO separates from service due to a disability, he will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which his benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

Death.  If the NEO dies while employed by us, his beneficiary will be entitled to receive the total value of his interest in the SPBR Plan as of the last business day of the month in which the NEO’s benefit under the Savings Plan is distributed, subject to Internal Revenue Code Section 409A.

The table included below provides information with respect to the benefits we would have had to pay to our NEOs assuming any of the events described above had occurred on December 31, 2016.

Name	Payment on Retirement($)(1)	Payment on Termination($)(1)	Payment on Death($)(1)
John D. Gottwald	7,632	7,632	7,632
D. Andrew Edwards	11,726	11,726	11,726
Michael J. Schewel	-0-	-0-	-0-
Michael W. Giancaspro	-0-	-0-	-0-

(1)
Under the terms of the SPBR Plan, if any of these events occurred on December 30, 2016, the earliest payment date would be January 31, 2017 and the amount payable would be based on the closing price of Tredegar common stock on the NYSE on January 31, 2017, the date of payment.  In addition, the SPBR Plan provides that payment for a portion of the shares of Tredegar common stock held in a participant’s account would be withheld for six months and the payment would be based on the closing price of Tredegar common stock on the NYSE on the date of payment.  The amounts set forth above assume that the total payment was made on December 30, 2016 based on the closing price of Tredegar common stock on the NYSE on that date, which was $24.00.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the accounting, reporting and financial practices of Tredegar by monitoring the quality and integrity of the financial statements, the financial reporting processes and the systems of internal accounting and financial controls of Tredegar.  The Audit Committee operates under a written charter that has been adopted by Tredegar’s Board and is available on Tredegar’s website (www.tredegar.com) by selecting “Corporate Governance” under “Investors.”  Management is responsible for the preparation of Tredegar’s financial statements, for establishing and maintaining an adequate system of internal control over financial reporting, and for assessing the effectiveness of Tredegar’s internal control over financial reporting.  PricewaterhouseCoopers LLP (or PwC), Tredegar’s independent registered public accounting firm, is responsible for performing an independent audit of those financial statements and Tredegar’s internal control over financial reporting.

The Audit Committee has met and held discussions with management and PwC regarding Tredegar’s audited 2016 consolidated financial statements.  Management represented to the Audit Committee that Tredegar’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, in all material respects, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC.

The Audit Committee has discussed with PwC the matters required to be discussed under Public Company Accounting Oversight Board (or PCAOB) Standards, including those required to be discussed under the applicable standards adopted by the PCAOB.  In addition, the Audit Committee has received the written disclosures and the letter from PwC relating to the independence of that firm as required by the applicable requirements of the PCAOB and has discussed with PwC that firm’s independence from Tredegar.

In reliance upon the Audit Committee’s discussions with management and PwC, and the Audit Committee’s review of the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the Securities and Exchange Commission.

Audit Committee:

Thomas G. Snead, Jr., Chairman
Gregory A. Pratt
Carl E. Tack, III

February 20, 2017

AUDIT FEES

The following table lists fees our independent registered public accounting firm, PwC, billed to us for services rendered in fiscal years 2015 and 2016.

	2015	2016

Audit Fees	$1,688,186	$2,115,750
All Other Fees	4,336	4,592
Total Fees	$1,692,522	$2,120,342

Audit Fees include fees PwC billed for services it performed to comply with the standards of the PCAOB, including the recurring audit of our consolidated financial statements and of our internal control over financial reporting.  This category also includes fees for audits PwC provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide and assistance with and review of documents filed with the SEC.

All Other Fees include software licensing for online accounting research and other miscellaneous consulting and training fees.

Our Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the auditor’s independence.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and has further directed that management submit such appointment of PwC for ratification by the shareholders at the annual meeting.  We expect representatives of PwC to be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholder ratification of our Audit Committee’s appointment of PwC as our independent registered public accounting firm is not required by our Bylaws or otherwise.  If our shareholders fail to ratify the appointment, our Audit Committee will take such failure into consideration in future years.  If our shareholders ratify the appointment, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of Tredegar.

Vote Required and Board Recommendation

The selection of the independent registered public accounting firm will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”  Abstentions and broker non-votes will have no effect on the outcome.

Our Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tredegar’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

DIRECTOR NOMINATING PROCESS AND
SHAREHOLDER PROPOSALS

Nominating and Governance Committee Process for Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Governance Guidelines, which require that a majority of our Board must be independent directors under the general independence standards of the NYSE listing standards and under our Governance Guidelines.  Our Nominating and Governance Committee evaluates all candidates’ qualifications to serve as members of our Board based on the skills and characteristics of individual Board members as well as the composition of our Board as a whole.  In addition, our Nominating and Governance Committee will evaluate a candidate’s independence, diversity, age, skills and experience in the context of our Board’s needs.  Our Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criteria are necessarily applicable to all prospective nominees and directors other than having the highest standards of business and professional conduct.

While we have no formal policy on diversity, we believe our Board should exhibit diversity of backgrounds and expertise. Our Nominating and Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (e.g., age, gender, skill, etc.) and experience (e.g., industry, professional, public service, etc.) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.  The Nominating and Governance Committee takes into account diversity considerations in determining Tredegar’s nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.

Director Candidate Recommendations and Nominations by Shareholders

Our Nominating and Governance Committee’s Charter provides that our Nominating and Governance Committee will consider director candidate recommendations by our shareholders.  Shareholders should submit any such recommendations to our Nominating and Governance Committee through one of the methods described under “Voting Information ‒ How do I communicate with the Board of Directors?” on page 3 of this proxy statement.  There are no differences in the manner in which our Nominating and Governance Committee evaluates director candidates based on whether shareholders recommend the candidates.

In addition to candidate recommendations, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board so long as that shareholder complies with the requirements set forth in the applicable provisions of our amended and restated Bylaws and summarized in “Shareholders’ Proposals” below.

Our Nominating and Governance Committee did not receive any recommendations of director candidates from any shareholder or group of shareholders during 2016, nor were there any shareholder nominations of any person for election as a director.

Shareholders’ Proposals

The regulations of the SEC require any shareholder wishing to include in our proxy statement a proposal to be acted upon at the 2018 annual meeting of shareholders to ensure that the proposal is received by Tredegar at our principal office in Richmond, Virginia, no later than December 1, 2017.  We will consider written proposals received by our Corporate Secretary by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.

Article I, Section 10 of our amended and restated Bylaws (Bylaws) also requires any shareholder wishing to make a proposal to be acted on at an annual meeting to give written notice to our Corporate Secretary not later than 120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year (January 17, 2018).  The notice must contain the information required by our Bylaws.

In addition, Article II, Section 5 of our Bylaws allows any shareholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary not later than:

•	120 days before the anniversary date of Tredegar’s annual meeting in the immediately preceding year, or

•
with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of a special meeting of shareholders is first given to shareholders.

Each notice must set forth information required by our Bylaws as to the shareholder giving the notice and the person whom the shareholder proposes to nominate for election as a director.

Because the 2017 annual meeting is being held on May 17, 2017, our Corporate Secretary must receive notice of a shareholder proposal to be acted on at the 2018 annual meeting not later than the close of business on January 17, 2018.  These requirements are separate from the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement.

Our Bylaws are available on our website at www.tredegar.com and on the SEC’s website at www.sec.gov.  We will also furnish any shareholder a copy of our Bylaws without charge upon written request to our Corporate Secretary.  See “Voting Information ‒ How do I communicate with the Board of Directors?” on page 3 of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of the copies of the forms prescribed by Section 16(a) of the Exchange Act we received, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all of our Section 16 reporting persons complied with the filing requirements of Section 16(a) as of December 31, 2016.

BENEFICIAL OWNERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.  Any such beneficial owner may request a separate copy of this proxy statement or the 2016 Annual Report on Form 10-K by contacting our Corporate Secretary in writing at 1100 Boulders Parkway, Richmond, Virginia, 23225 or by telephone at 1-855-330-1001.  Beneficial owners with the same address who receive more than one proxy statement and 2016 Annual Report on Form 10-K may request delivery of a single proxy statement and 2016 Annual Report on Form 10-K by contacting our Corporate Secretary as provided in the preceding sentence.  Such beneficial owners will continue to receive separate proxy cards, voting instruction forms or notice of Internet availability, as applicable, which will allow each individual to vote independently.

OTHER MATTERS

Our Board is not aware of any matters to be presented for action at the annual meeting of shareholders other than as described in this proxy statement.  However, if any other matters are properly raised at the annual meeting or in any adjournment of the annual meeting, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Michael J. Schewel
Vice President, General Counsel and Corporate Secretary

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Common Stock proxies submitted via the Internet or telephone must be received by 1:00 a.m. Central Time on May 17, 2017. Retirement Savings Plan Participant proxies submitted via the Internet or telephone must be received by 1:00 a.m. Central Time on May 10, 2017. Vote by Internet • Go to www.investorvote.com/TG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy/Voting Instruction Form IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A   Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2. 1. Election of Directors: For   Against  Abstain For   Against  Abstain For   Against  Abstain 01 - John D. Gottwald 02 - Kenneth R. Newsome 03 - Gregory A. Pratt 04 - Thomas G. Snead, Jr. 05 - John M. Steitz 06 - Carl E. Tack III For   Against  Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for Tredegar for the fiscal year ending December 31, 2017. B   Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. The signor(s) hereby revokes all proxies heretofore given to vote at the Annual Meeting and at any and all adjournments or postponements thereof. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

YOUR VOTE IS IMPORTANT REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY (i) COMPLETING, SIGNING, DATING AND RETURNING YOUR VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE OR (ii) VOTING VIA THE INTERNET OR BY TELEPHONE PER THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy/Voting Instruction Form — TREDEGAR CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on May 17, 2017 As a recordholder of the common stock of Tredegar Corporation (“Tredegar”), the undersigned hereby appoints D. Andrew Edwards, Michael W. Giancaspro and Michael J. Schewel, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of common stock of Tredegar that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 17, 2017, and at any and all adjournments and postponements thereof. When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1 and FOR Proposal 2 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting and at any and all adjournments and postponements thereof. IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT SAVINGS PLAN As a participant in the Tredegar Corporation Retirement Savings Plan (the “Plan”), a notice and proxy statement regarding the Tredegar Annual Meeting of Shareholders to be held on May 17, 2017 is enclosed and a copy of Tredegar’s annual report has been provided to you. You may instruct Great-West Trust Company, LLC (the “Trustee”) how to vote your proportionate shares of Tredegar common stock held by the Trustee in connection with the 2017 Annual Meeting of Shareholders. If you wish to instruct the Trustee how to vote your shares, complete, sign and date this form and send it to Computershare Investor Services in the enclosed postage-paid envelope so it is received by May 10, 2017 or vote your shares via the Internet or by telephone per the instructions on the reverse side. If no instructions are received by the Trustee, the Trustee will vote your Retirement Savings Plan shares FOR all nominees in Proposal 1 and FOR Proposal 2 as contained in the proxy statement and as shown on the reverse side. PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

2017 Annual Meeting of Shareholders

To be held:
Wednesday, May 17, 2017, at 9:00 a.m. Eastern Daylight Time
Lewis Ginter Botanical Garden
1800 Lakeside Avenue
Richmond, Virginia 23228

Control Number: [[SingleControlNumber]]

To: [[Registration]]

Your Tredegar Corporation 2016 annual report and 2017 proxy statement are now available online. You may also vote your shares for the 2017 Annual Meeting of Shareholders. To view the proxy statement and annual report please visit www.tredegar.com.

To cast your vote, please visit www.investorvote.com/TG and follow the on-screen instructions. You will be prompted to enter the Control Number provided above to access this voting site. Note that votes submitted through this site must be received by 1:00 a.m., Central Time, on May 17, 2017. Note that if you are a shareholder through the Tredegar Corporation Retirement Savings Plan, voting instructions submitted through this site must be received by 1:00 a.m., Central Time, on May 10, 2017.

Thank you for viewing the 2017 Tredegar Corporation Annual Meeting Materials and for submitting your very important vote.

REMEMBER, YOUR VOTE IS IMPORTANT; PLEASE VOTE.

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